University General Health System Announces Refinancing of Senior Living Properties

HOUSTON, TX -- (Marketwire - August 30, 2012) - University General Health System, Inc. (OTCQB: UGHS) (PINKSHEETS: UGHS) ("University General" or "the Company"), a diversified, integrated multi-specialty health care delivery system, today announced the refinancing of two senior living facilities owned by UGHS Senior Living, Inc., a wholly-owned subsidiary of University General Health System, Inc. Trinity Hills, an 87-unit senior living community in Knoxville, Tennessee, and Trinity Shores, a 63-unit senior living community in Port Lavaca, Texas, have both recently been refinanced with their existing lenders for an additional eighteen months.

"These facilities were built and opened in the summer of 2007 under construction and mini-permanent loan agreements," stated Hassan Chahadeh, MD, Chairman and Chief Executive Officer of University General Health System, Inc. "Both of these senior living communities have provided outstanding care to their residents and have performed well from a financial perspective over the past five years, and we are pleased with their continued success. Occupancy rates have remained very strong during the last two years. The refinancing of these senior living communities continues to reflect the Company's improving balance sheet. With the refinancing now complete, we can explore the opportunities for a long-term permanent loan."

About University General Health System, Inc.

University General Health System, Inc. is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers, two diagnostic imaging centers, three physical therapy clinics, a sleep clinic, and a Hyperbaric Wound Care Center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's Form 10-K, Form 10-Q and other periodic filings with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Donald Sapaugh
President
(713) 375-7557
dsapaugh@ughs.net

Craig Allison
Investor Relations
(914) 630-7429
callison@ughs.net

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(830) 693-4400
info@rjfalkner.com